IMMEDIATE RELEASE
September 15, 2015

UNITED NATURAL FOODS, INC. REPORTS
FOURTH QUARTER AND FULL YEAR FISCAL 2015 RESULTS

FISCAL 2015 NET SALES INCREASED 20.5% YEAR-OVER-YEAR TO $8.18 BILLION,
FISCAL 2015 DILUTED EPS OF $2.76 INCREASED 9.5% YEAR-OVER-YEAR

Providence, Rhode Island - September 15, 2015 -- United Natural Foods, Inc. (Nasdaq: UNFI) (the "Company") today reported financial results for the fourth fiscal quarter and fiscal year ended August 1, 2015.

Fiscal Year 2015 Highlights

•	Net sales increased 20.5%, or $1.39 billion, to $8.18 billion in fiscal 2015 compared to $6.79 billion in fiscal 2014

•
Operating income increased 14.8% to $242.0 million in fiscal 2015 compared to $210.8 million in fiscal 2014; adjusted to exclude the effect of a $9.3 million non-recurring reduction in net sales recorded in the first half of fiscal 2015, adjusted operating income increased 19.2% to $251.3 million

•	Diluted EPS increased 9.5% to $2.76 in fiscal 2015 compared to $2.52 in fiscal 2014

Fourth Quarter Fiscal 2015 Highlights

•	Net sales increased 16.8% to $2.06 billion for the fourth quarter of fiscal 2015 compared to $1.76 billion for the same period last fiscal year

•	Fiscal 2015 fourth quarter net income increased 8.2% to $36.1 million from the same period last fiscal year

•	Diluted EPS increased 7.5% to $0.72 for the fourth quarter of fiscal 2015, compared to $0.67 in the same period last fiscal year

Fourth Quarter Fiscal 2015 Summary

Net sales for the fourth quarter of fiscal 2015 increased 16.8% to $2.06 billion from $1.76 billion in the fourth quarter of fiscal 2014. The fourth quarter of fiscal 2015 included net sales of approximately $221.7 million from the Company's acquisition of Tony's Fine Foods ("Tony's") as compared to $45.3 million in the same period last fiscal year as the acquisition occurred during the fourth quarter of fiscal 2014.

Gross margin was 15.3% for the fourth quarter of fiscal 2015, a 109 basis point decrease from gross margin of 16.4% for the same period last year. The decrease was primarily due to the dilution from Tony's net sales, the unfavorable impact of foreign exchange from the declining value of the Canadian dollar on the Company's business, lower fuel surcharges, and a shift in the mix of sales.

Total operating expenses were 12.2% of net sales for the fourth quarter of fiscal 2015, a 135 basis point decrease compared to the fourth quarter of fiscal 2014. Total operating expenses increased $12.4 million, or 5.2%, to $251.3 million in the fourth quarter of fiscal 2015 as compared to $238.9 million in the fourth quarter of fiscal 2014. Total operating expenses for the fourth quarter of fiscal 2015 included start-up costs of approximately $0.7 million associated with our Prescott, Wisconsin facility, the impact of which was offset in part by a $0.2 million energy grant received related to our Hudson Valley, New York facility. Total operating expenses for the fourth quarter of fiscal 2014 included approximately $0.9 million of costs related to the acquisition of Tony's, approximately $0.6 million of non-recurring costs associated with the start-up of the Hudson Valley, New York facility and approximately $0.5 million of non-recurring costs related to the start-up of the Company's Racine, Wisconsin facility.

Operating income increased 26.9%, or $13.8 million, to $65.1 million for the fourth quarter of fiscal 2015 compared to $51.3 million for the fourth quarter of fiscal 2014. As a percentage of net sales, operating income for the fourth quarter of fiscal 2015 increased 25 basis points to 3.2% compared to 2.9% for the same period last fiscal year.

Net income for the fourth quarter of fiscal 2015 increased $2.7 million, or 8.2%, to $36.1 million, or $0.72 per diluted share, from $33.4 million, or $0.67 per diluted share, for the fourth quarter of fiscal 2014. Net income for the fourth quarter of fiscal 2014 included a gain of $4.8 million associated with a non-cash transfer of land at the Company's Racine, Wisconsin facility.

Fiscal Year 2015 Summary

"During fiscal 2015 we completed the build out of our distribution network, preparing us for a new phase of growth.  With this additional capacity, particularly within perishables, we are poised to capitalize on increasing demand for fresh and distinctive products," said Steven Spinner, President and Chief Executive Officer.

Net sales for fiscal 2015 totaled $8.18 billion, a 20.5% increase compared to fiscal 2014. Fiscal 2015 net sales included approximately $882.8 million from the Company's acquisition of Tony's as compared to $45.3 million in the same period last fiscal year. As previously disclosed, the Company recognized a non-recurring reduction in net sales of $9.3 million in the first half of fiscal 2015 related to an incorrect calculation of amounts owed to a customer.

Gross margin for the period was 15.4%, a 120 basis point decrease versus the prior fiscal year. This decrease was primarily due to the dilution from Tony's net sales, a shift in the mix of sales, the unfavorable impact of foreign exchange for the Company's Canadian business, and the reduction in net sales related to the incorrect calculation of amounts owed to a customer as noted above.

Total operating expenses for fiscal 2015 were 12.4% of net sales, which was 105 basis points lower than in fiscal 2014. Total operating expenses increased $101.7 million, or 11.1%, to $1.02 billion, compared to $916.9 million for fiscal 2014. Total operating expenses for fiscal 2015 included start-up costs of approximately $3.0 million related to the Company's Hudson Valley, New York, Auburn, California and Prescott, Wisconsin facilities, $0.6 million associated with the write-off of an intangible asset related to the Company's Canadian division, which was acquired in June 2010, a $0.2 million restructuring charge related to the closure of the Company's Aux Mille facility located in Quebec, Canada, and approximately $0.3 million in costs related to the Company's acquisition of Tony's, offset in part by a $0.8 million energy grant received related to our Hudson Valley, New York facility. Total operating expenses for fiscal 2014 included start-up costs of approximately $2.2 million related to the start-up of the Company's Racine, Wisconsin and Hudson Valley, New York facilities and $1.5 million of costs related to the acquisition of Tony's.

Operating income for fiscal 2015 was $242.0 million, an increase of 14.8% from $210.8 million in fiscal 2014. As a percentage of net sales, operating income was 3.0% and 3.1% for fiscal 2015 and fiscal 2014, respectively. Adjusted operating income increased $40.5 million, or 19.2%, to $251.3 million for the fiscal year ended August 1, 2015, excluding the impact of the non-recurring reduction in net sales of $9.3 million related to the incorrect calculation noted above.

Net income for fiscal 2015 increased $13.3 million, or 10.6%, to $138.7 million, or $2.76 per diluted share, from $125.5 million, or $2.52 per diluted share, for fiscal 2014. Net income for fiscal 2015 includes a gain of $4.2 million associated with a transfer of land at the Company's Prescott, Wisconsin facility. Net income for fiscal 2014 includes a gain of $4.8 million associated with a non-cash transfer of land at the Company's Racine, Wisconsin facility.

"The UNFI team continues to demonstrate its commitment to growth and resilience as our industry changes. UNFI is well positioned to use its scale and differentiated product offering to add significant value for its customers across North America," concluded Mr. Spinner.

Fiscal 2016 Guidance

UNFI provided its financial outlook for fiscal 2016, ending July 30, 2016, in the release of its preliminary estimated results on August 19, 2015 and is confirming that outlook today. The Company estimates net sales in the range of approximately $8.51 billion to $8.67 billion, an increase of approximately 4.0% to 6.0% over fiscal 2015. The Company estimates GAAP earnings per diluted share for fiscal 2016 in the range of approximately $2.80 to $2.93, compared to fiscal 2015 GAAP earnings per diluted share of $2.76. Adjusting for the planned severance and working capital costs of approximately $4.0 million to $5.0 million expected to be incurred in the first quarter of fiscal 2016 related to the previously disclosed termination of our distribution agreement with a customer, earnings per diluted share for fiscal 2016 are estimated to be in the range of $2.86 to $2.98, an increase of 0.4% to 4.6% over fiscal 2015 adjusted earnings per diluted share of $2.85, adjusting for only the $7.7 million second quarter fiscal 2015 impact of the $9.3 million non-recurring reduction in net sales the Company recognized in fiscal 2015 related to the incorrect calculation noted above. Capital expenditures for fiscal 2016 are expected to be approximately $49.0 million to $59.0 million, or approximately 0.6% to 0.7% of estimated fiscal 2016 net sales. Finally, the Company expects its fiscal 2016 tax rate to be in the range of 39.4% to 39.8%.

Conference Call & Webcast
The Company's fourth quarter and full year fiscal 2015 conference call and audio webcast will be held today, Tuesday, September 15, 2015 at 5:00 p.m. EDT. The audio webcast of the conference call will be available to the public, on a listen-only basis, via the Internet at the Investors section of the Company's website at www.unfi.com. The online archive of the webcast will be available on the Company's website for 30 days.

About United Natural Foods
United Natural Foods, Inc. (http://www.unfi.com) carries and distributes more than 85,000 products to more than 40,000 customer locations throughout the United States and Canada. The Company serves a wide variety of retail formats including conventional supermarket chains, natural product superstores, independent retail operators and the food service channel. United Natural Foods, Inc. was ranked by Fortune in 2006 - 2010 as one of its "Most Admired Companies" and in 2012 as one of its "Most Admired American Companies", winner of the Supermarket News 2008 Sustainability Excellence Award, recognized by the Nutrition Business Journal for its 2009 Environment and Sustainability Award and chosen by Food Logistics Magazine as one of its 2012 Top 20 Green Providers.

For more information on United Natural Foods, Inc., visit the Company's website at www.unfi.com.

AT THE COMPANY: Mark Shamber Chief Financial Officer (401) 528-8634	ICR Katie Turner General Information (646) 277-1228

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the Company's business that are not historical facts are "forward-looking statements" that involve risks and uncertainties and are based on current expectations and management estimates; actual results may differ materially. The risks and uncertainties which could impact these statements are described in the Company's filings under the Securities Exchange Act of 1934, as amended, including its annual report on Form 10-K filed with the Securities and Exchange Commission (SEC) on October 1, 2014 (as amended on March 12, 2015), its quarterly reports on Form 10-Q filed with the SEC on December 10, 2014 (as amended on March 12, 2015), March 12, 2015 and June 11, 2015 and other filings the Company makes with the SEC, and include, but are not limited to, the Company's dependence on principal customers; the Company's sensitivity to general economic conditions, including the current economic environment; changes in disposable income levels and consumer spending trends; the Company's ability to reduce its expenses in amounts sufficient to offset its increased focus on sales to conventional supermarkets and the shift in the Company's product mix as a result of its acquisition of Tony's Fine Foods (“Tony’s”) and the resulting lower gross margins on those sales; the Company's reliance on the continued growth in sales of natural and organic foods and non-food products in comparison to conventional products; the Company's ability to timely and successfully deploy its warehouse management system throughout its distribution centers and its transportation management system across the Company; volatility in fuel cost; the Company’s ability to successfully consummate its expense reduction efforts in connection with the previously announced termination of a contractual customer relationship within the expected timeframe and cost estimates currently contemplated; the Company's sensitivity to inflationary and deflationary pressures; the relatively low margins and economic sensitivity of the Company's business; the potential for disruptions in the Company's supply chain by circumstances beyond its control; the risk of interruption of supplies due to lack of long-term contracts, severe weather, work stoppages or otherwise; consumer demand for natural and organic products outpacing suppliers’ ability to produce those products; union-organizing activities that could cause labor relations difficulties and increased costs; the ability to identify and successfully complete acquisitions of other natural, organic and specialty food and non-food products distributors; management's allocation of capital and the timing of capital expenditures; and the Company's ability to successfully deploy its operational initiatives to achieve synergies from the acquisition of Tony’s. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable laws. Any projections of future results of operations are based on a number of assumptions, many of which are outside the Company's control and should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced projections, but it is not obligated to do so.

Non-GAAP Financial Measures: To supplement the financial information presented on a generally accepted accounting principles (“GAAP”) basis, the Company has included in this press release non-GAAP financial measures for adjusted operating income for fiscal 2015 and adjusted diluted earnings per common share for both fiscal year 2015 and projected for fiscal 2016. For fiscal 2015, the non-GAAP measures exclude the second quarter fiscal 2015 and full year fiscal 2015 impact of a reduction in net sales related to an incorrect calculation of amounts owed to a customer. For fiscal 2016, the non-GAAP measure excludes the impact of expenses related to the planned severance and working capital costs related to the termination of our distribution agreement with a customer that the Company announced in July 2015. The reconciliations of non-GAAP financial measures to the comparable GAAP financial measures are presented in the tables appearing below labeled “Reconciliation of GAAP Results to Non-GAAP Presentation (unaudited)”, “Reconciliation of 2016 Guidance for Estimated GAAP Diluted Earnings per Common Share to Estimated Non-GAAP Adjusted Diluted Earnings per Common Share (unaudited)” and “Reconciliation of 2015 GAAP Results to Non-GAAP Presentation Included in Fiscal 2016 Guidance (unaudited).” The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for any measure prepared in accordance with GAAP. The Company believes that presenting its adjusted operating income and adjusted diluted earnings per common share for the fiscal year ended August 1, 2015, excluding the second quarter fiscal 2015 and full year fiscal 2015 impact of the reduction in net sales described above, along with presenting estimated fiscal 2016 adjusted diluted earnings per common share guidance, excluding the impact of the planned severance and working capital costs noted above, aids in making period-to-period comparisons and is a meaningful indication of its estimated operating performance. The Company's management utilizes and plans to utilize this non-GAAP financial information to compare the Company's operating performance during the 2015 fiscal year to the comparable period in the 2014 fiscal year and to compare the Company’s operating performance during the 2016 fiscal year to the comparable period in the 2015 fiscal year and to internally prepared projections.

UNITED NATURAL FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share data)

	Three months ended		Fiscal year ended
	August 1, 2015	August 2, 2014	August 1, 2015	August 2, 2014
Net sales	$2,061,313	$1,764,666	$8,184,978	$6,794,447
Cost of sales	1,744,907	1,474,493	6,924,463	5,666,802
Gross profit	316,406	290,173	1,260,515	1,127,645
Operating expenses	251,317	238,871	1,017,755	916,857
Restructuring and asset impairment expenses	—	—	803	—
Total operating expenses	251,317	238,871	1,018,558	916,857
Operating income	65,089	51,302	241,957	210,788
Other expense (income):
Interest expense	3,769	1,809	14,498	7,753
Interest income	(71)	(134)	(356)	(508)
Other, net	1,831	(4,269)	(1,954)	(3,865)
Total other expense (income), net	5,529	(2,594)	12,188	3,380
Income before income taxes	59,560	53,896	229,769	207,408
Provision for income taxes	23,462	20,521	91,035	81,926
Net income	$36,098	$33,375	$138,734	$125,482
Basic per share data:
Net income	$0.72	$0.67	$2.77	$2.53
Weighted average basic shares of common stock	50,091	49,675	50,021	49,602
Diluted per share data:
Net income	$0.72	$0.67	$2.76	$2.52
Weighted average diluted shares of common stock	50,330	49,972	50,267	49,888

UNITED NATURAL FOODS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands, except per share data)

	August 1, 2015	August 2, 2014
ASSETS
Current assets:
Cash and cash equivalents	$17,380	$16,116
Accounts receivable, net	474,494	441,528
Inventories	982,559	834,722
Deferred income taxes	32,333	32,518
Prepaid expenses and other current assets	46,976	45,064
Total current assets	1,553,742	1,369,948
Property and equipment, net	572,452	483,960
Goodwill	266,640	274,548
Intangible assets, net	125,830	134,989
Other assets	31,526	25,446
Total assets	$2,550,190	$2,288,891

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$390,134	$377,548
Accrued expenses and other current liabilities	129,113	136,959
Current portion of long-term debt	11,613	990
Total current liabilities	530,860	515,497
Notes payable	362,993	415,660
Deferred income taxes	65,644	50,995
Other long-term liabilities	30,380	30,865
Long-term debt, excluding current portion	174,780	32,510
Total liabilities	1,164,657	1,045,527
Stockholders' equity:
Preferred stock, $0.01 par value, authorized 5,000 shares; none issued or outstanding	—	—
Common stock, $0.01 par value, authorized 100,000 shares; 50,096 issued and outstanding shares at August 1, 2015; 49,771 issued and outstanding shares at August 2, 2014	501	498
Additional paid-in capital	420,584	402,875
Unallocated shares of Employee Stock Ownership Plan	—	(14)
Accumulated other comprehensive loss	(19,443)	(5,152)
Retained earnings	983,891	845,157
Total stockholders' equity	1,385,533	1,243,364
Total liabilities and stockholders' equity	$2,550,190	$2,288,891

UNITED NATURAL FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Fiscal Year Ended
(In thousands)	August 1, 2015	August 2, 2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$138,734	$125,482
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	63,800	48,758
Deferred income tax expense	15,339	881
Share-based compensation	13,981	14,608
Excess tax benefit from share-based payment arrangements	(2,746)	(2,601)
(Gain) loss on disposals of property and equipment	(499)	647
Restructuring and asset impairment	803	—
Gain associated with acquisition of land	(2,824)	(4,840)
Provision for doubtful accounts	5,059	3,152
Non-cash interest expense	389	2,012
Changes in assets and liabilities, net of acquired companies:
Accounts receivable	(42,257)	(71,247)
Inventories	(153,701)	(97,819)
Prepaid expenses and other assets	4,541	2,024
Accounts payable	16,001	28,734
Accrued expenses	(7,756)	12,627
Net cash provided by operating activities	48,864	62,418
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(129,134)	(147,303)
Purchases of acquired businesses, net of cash acquired	(8,036)	(211,574)
Long-term investment	(3,000)	—
Payment of company owned life insurance premiums	(2,925)	—
Proceeds from disposals of property and equipment	1,026	6,084
Net cash used in investing activities	(142,069)	(352,793)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings under revolving credit line	728,316	853,884
Repayments of borrowings under revolving credit line	(779,461)	(568,338)
Proceeds from borrowings from long-term debt	150,000	—
Repayments of long-term debt	(11,197)	(1,226)
Increase in bank overdraft	5,003	11,501
Proceeds from exercise of stock options	3,415	2,215
Payment of employee restricted stock tax withholdings	(2,430)	(3,757)
Excess tax benefit from share-based payment arrangements	2,746	2,601
Capitalized debt issuance costs	(1,965)	(1,523)
Net cash provided by financing activities	94,427	295,357
Effect of exchange rate changes on cash and cash equivalents	42	23
NET INCREASE IN CASH AND CASH EQUIVALENTS	1,264	5,005

Cash and cash equivalents at beginning of period	16,116	11,111
Cash and cash equivalents at end of period	$17,380	$16,116
Supplemental disclosures of cash flow information:
Cash paid for interest	$14,632	$6,599
Cash paid for federal and state income taxes, net of refunds	$72,357	$77,091

UNITED NATURAL FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME WITH ADJUSTMENTS
Reconciliation of GAAP Results to Non-GAAP Presentation (unaudited)
(In thousands)

	Fiscal year ended August 1, 2015
	GAAP	Adjustment (1)	Adjusted

Operating income	$241,957	$9,326	$251,283

(1) Adjusted for the impact of a $9.3 million reduction in net sales related to an incorrect calculation of amounts owed to a customer.

UNITED NATURAL FOODS, INC.
Reconciliation of 2016 Guidance for Estimated GAAP Diluted Earnings per Common Share to
Estimated Non-GAAP Adjusted Diluted Earnings per Common Share (unaudited)

	Fiscal Year Ending July 30, 2016
	Low Range	High Range

GAAP diluted earnings per common share	$2.80	$2.93
Less impact of planned severance and working capital costs	0.06	0.05
Non-GAAP diluted earnings per common share	$2.86	$2.98

UNITED NATURAL FOODS, INC.
Reconciliation of 2015 GAAP Results to Non-GAAP Presentation
Included in Fiscal 2016 Guidance (unaudited)
(In thousands, except per share data)

	Fiscal year ended August 1, 2015
	GAAP	Adjustments (2)	Adjusted

Operating income	$241,957	$7,736	$249,693
Net income	$138,734	$4,671	$143,405

Diluted per share data:
Net income	$2.76	$0.09	$2.85
Weighted average diluted shares of common stock outstanding	50,267		50,267

(2) Adjusted for the $7.7 million second quarter fiscal 2015 impact of the $9.3 million reduction in net sales the Company recognized in fiscal 2015 related to an incorrect calculation of amounts owed to a customer.